Equity Residential

Second Quarter 2024
Earnings Release & Supplemental Information

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Investor Relations
Marty McKenna
(312) 474-1300
investorrelations@eqr.com

Second Quarter 2024 Results

Corporate Headquarters:
Two North Riverside Plaza
Chicago, IL 60606
(312) 474-1300

Information included in this supplemental package is unaudited.

NEWS RELEASE - FOR IMMEDIATE RELEASE

July 29, 2024

Equity Residential Reports Second Quarter 2024 Results

Guidance Updated on Strong Operating Fundamentals

Chicago, IL – July 29, 2024 - Equity Residential (NYSE: EQR) today reported results for the quarter and six months ended June 30, 2024.

Second Quarter 2024 Results

All per share results are reported as available to common shares/units on a diluted basis.

	Quarter Ended June 30,
	2024	2023	$ Change	% Change
Earnings Per Share (EPS)	$0.47	$0.37	$0.10	27.0%
Funds from Operations (FFO) per share	$0.94	$0.93	$0.01	1.1%
Normalized FFO (NFFO) per share	$0.97	$0.94	$0.03	3.2%

	Six Months Ended June 30,
	2024	2023	$ Change	% Change
Earnings Per Share (EPS)	$1.24	$0.92	$0.32	34.8%
Funds from Operations (FFO) per share	$1.80	$1.78	$0.02	1.1%
Normalized FFO (NFFO) per share	$1.91	$1.82	$0.09	4.9%

Recent Highlights

•
Same store revenue increased 2.9% for the second quarter of 2024 compared to the second quarter of 2023, driven by strong demand and modest supply across most of our markets. Same store expense increased 2.7% with low growth in our primary expense categories. Same store Net Operating Income (NOI) increased 3.0%.
•
The Company raised the guidance midpoint for its same store revenues by 70 basis points to 3.2% driven by better Physical Occupancy and Blended Rate. The Company also lowered the guidance midpoint for its same store expenses by 100 basis points to 3.0% and increased the guidance midpoint for its same store NOI by 145 basis points to 3.25%.
•
Subsequent to the end of the second quarter of 2024, the Company acquired two properties consisting of 644 apartment units, located in Atlanta and Dallas/Ft. Worth, for an aggregate acquisition price of $216.8 million. The Company is also under contract to acquire an additional property consisting of 202 apartment units, located in Denver, for an acquisition price of $77.0 million.

"We are pleased to report results that exceeded our expectations and to be seeing positive forward momentum in our business which led us to significantly improve our guidance," said Mark J. Parrell, Equity Residential's President and CEO. "Our portfolio continues to benefit from steady demand from our well-employed, higher earning renter demographic, elevated single family housing costs and manageable new apartment supply across most of our markets. We also continue to see positive customer satisfaction and employee engagement results. I commend my colleagues across the Company for their work in obtaining these outstanding results."

Full Year 2024 Guidance

The Company has revised its guidance for its full year 2024 same store operating performance, EPS, FFO per share and Normalized FFO per share as listed below:

	Revised	Previous	Change at Midpoint
Same Store (includes Residential and Non-Residential):
Physical Occupancy	96.2%	95.9%	0.3%
Revenue change	2.9% to 3.5%	2.0% to 3.0%	0.7%
Expense change	2.5% to 3.5%	3.5% to 4.5%	(1.0%)
Net Operating Income (NOI) change	3.0% to 3.5%	1.0% to 2.6%	1.45%

EPS	$3.04 to $3.10	$2.91 to $3.01	$0.11
Growth at midpoint vs. 2023 actual	39.5%	34.5%
FFO per share	$3.72 to $3.78	$3.74 to $3.84	$(0.04)
Growth at midpoint vs. 2023 actual	0.0%	1.1%
Normalized FFO per share	$3.86 to $3.92	$3.80 to $3.90	$0.04
Growth at midpoint vs. 2023 actual	2.9%	1.9%

The change in the full year 2024 EPS guidance range is due primarily to higher expected property sale gains, partially offset by higher expected depreciation expense, higher expected other expenses and the items described below.

The change in the full year 2024 FFO per share guidance range is due primarily to higher expected other expenses, partially offset by the items described below.

The change in the full year 2024 Normalized FFO per share guidance range is due primarily to:

Expected Positive/(Negative) Impact
Revised Full Year 2024 vs. Previous Full Year 2024
Same store NOI	$0.07
Corporate overhead (1)	(0.02)
Other items	(0.01)
Net	$0.04

(1)
Corporate overhead includes property management and general and administrative expenses.

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 29 through 34 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 7, 31 and 32 of this release.

Results Per Share

The changes in EPS for the quarter and six months ended June 30, 2024 compared to the same periods of 2023 are due primarily to higher property sale gains, the various adjustment items listed on page 27 of this release and the items described below.

The per share changes in FFO for the quarter and six months ended June 30, 2024 compared to the same periods of 2023 are due primarily to the various adjustment items listed on page 27 of this release and the items described below.

The per share changes in Normalized FFO are due primarily to:

	Positive/(Negative) Impact
	Second Quarter 2024 vs. Second Quarter 2023	June YTD 2024 vs. June YTD 2023
Same store NOI	$0.04	$0.10
Lease-Up NOI	–	0.01
2024 and 2023 transaction activity impact on NOI, net	(0.01)	(0.02)
Corporate overhead	(0.01)	(0.02)
Other items	0.01	0.02
Net	$0.03	$0.09

Same Store Results

The following table shows the total same store results for the periods presented (includes Residential and Non-Residential).

	Second Quarter 2024 vs. Second Quarter 2023	Second Quarter 2024 vs. First Quarter 2024	June YTD 2024 vs. June YTD 2023
Apartment Units	77,054	77,893	77,054
Physical Occupancy	96.4% vs. 95.9%	96.4% vs. 96.3%	96.3% vs. 95.9%

Revenues	2.9%	0.5%	3.5%
Expenses	2.7%	(2.6%)	2.0%
NOI	3.0%	2.0%	4.3%

The following table reflects the detail of the change in Same Store Residential Revenues, which is presented on a GAAP basis showing Leasing Concessions on a straight-line basis.

	Second Quarter 2024 vs. Second Quarter 2023	Second Quarter 2024 vs. First Quarter 2024	June YTD 2024 vs. June YTD 2023
	% Change	% Change	% Change
Same Store Residential Revenues- comparable period
Lease rates	2.5%	0.7%	2.7%
Leasing Concessions	(0.3%)	0.0%	(0.3%)
Vacancy gain (loss)	0.4%	(0.1%)	0.4%
Bad Debt, Net (1)	0.2%	0.2%	0.2%
Other (2)	0.2%	0.2%	0.4%
Same Store Residential Revenues- current period	3.0%	1.0%	3.4%

(1)
Change in rental income due to bad debt write-offs and reserves, net of amounts (including governmental rental assistance payments) collected on previously written-off or reserved accounts. See page 13 for more detail.
(2)
Includes ancillary income, utility recoveries, early lease termination income, miscellaneous income and other items.

See page 12 for detail and reconciliations of Same Store Residential Revenues on a GAAP basis to Same Store Residential Revenues with Leasing Concessions on a cash basis.

Residential Same Store Operating Statistics

The following table includes select operating metrics for Residential Same Store Properties (for 77,054 same store apartment units):

	Q2 2024	Q1 2024
Physical Occupancy	96.4%	96.3%
Percentage of Residents Renewing by quarter	57.6%	61.1%

New Lease Change	0.2%	(2.2%)
Renewal Rate Achieved	5.0%	4.7%
Blended Rate (1)	2.9%	1.6%

(1)
Blended Rates for Established Markets were 3.3% and 1.8% for Q2 2024 and Q1 2024, respectively. See page 17.

June 2024 Blended Rate improved relative to April and May 2024. July 2024 Blended Rate is performing in line with the second quarter of 2024 and is consistent with expectations for this time of year. Management expects the third quarter of 2024 Blended Rate to increase between 2.0% and 3.0% which reflects typical seasonal moderation after the prime leasing season.

Investment Activity

Subsequent to the end of the second quarter of 2024, the Company acquired two properties consisting of 644 apartment units, located in Atlanta and Dallas/Ft. Worth, for an aggregate acquisition price of $216.8 million. The Company is also under contract to acquire an additional property consisting of 202 apartment units, located in Denver, for an acquisition price of $77.0 million.

During the second quarter of 2024, the Company acquired a 160 apartment unit property, located in suburban Boston and completed in 2023, for approximately $62.6 million at an Acquisition Cap Rate of 5.7%. During the second quarter of 2024, the Company sold two properties - one in suburban Washington, D.C. and one in San Francisco - consisting of 327 total apartment units, for an aggregate sale price of approximately $85.5 million at a weighted average Disposition Yield of 6.2%. The average age of the properties sold in the second quarter of 2024 was approximately 35 years.

During the first six months of 2024, the Company acquired the one property in suburban Boston described above. Also during the first six months of 2024, the Company sold five properties consisting of 831 apartment units, for an aggregate sale price of approximately $334.0 million at a weighted average Disposition Yield of 5.7%.

Third Quarter 2024 Guidance

The Company has established guidance ranges for the third quarter of 2024 EPS, FFO per share and Normalized FFO per share as listed below:

Q3 2024 Guidance
EPS	$0.49 to $0.53
FFO per share	$0.94 to $0.98
Normalized FFO per share	$0.96 to $1.00

The difference between the second quarter of 2024 actual EPS of $0.47 and the third quarter of 2024 EPS guidance midpoint of $0.51 is due primarily to higher expected property sale gains and the items described below.

The difference between the second quarter of 2024 actual FFO of $0.94 per share and the third quarter of 2024 FFO guidance midpoint of $0.96 per share is due primarily to the items described below.

The difference between the second quarter of 2024 actual Normalized FFO of $0.97 per share and the third quarter of 2024 Normalized FFO guidance midpoint of $0.98 per share is due primarily to:

Expected Positive/(Negative) Impact
Third Quarter 2024 vs. Second Quarter 2024
Interest expense, net	$(0.01)
Corporate overhead	0.02
Net	$0.01

About Equity Residential

Equity Residential is committed to creating communities where people thrive. The Company, a member of the S&P 500, is focused on the acquisition, development and management of residential properties located in and around dynamic cities that attract affluent long-term renters. Equity Residential owns or has investments in 299 properties consisting of 79,738 apartment units, with an established presence in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California, and an expanding presence in Denver, Atlanta, Dallas/Ft. Worth and Austin. For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, government regulations and competition. These and other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Tuesday, July 30, 2024 at 10:00 a.m. CT. Please visit the Investor section of the Company’s website at www.equityapartments.com for the webcast link.

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Six Months Ended June 30,		Quarter Ended June 30,
	2024	2023	2024	2023
REVENUES
Rental income	$1,464,981	$1,422,397	$734,163	$717,309

EXPENSES
Property and maintenance	261,128	262,350	126,498	124,771
Real estate taxes and insurance	214,498	209,749	105,571	103,080
Property management	68,969	62,145	33,511	30,679
General and administrative	34,351	35,041	18,631	18,876
Depreciation	450,093	437,185	224,398	221,355
Total expenses	1,029,039	1,006,470	508,609	498,761

Net gain (loss) on sales of real estate properties	227,994	100,122	39,809	(87)
Interest and other income	10,657	3,669	1,328	2,131
Other expenses	(45,123)	(15,559)	(13,385)	(6,564)
Interest:
Expense incurred, net	(133,040)	(131,991)	(65,828)	(65,590)
Amortization of deferred financing costs	(3,836)	(3,996)	(1,918)	(2,017)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of land parcels	492,594	368,172	185,560	146,421
Income and other tax (expense) benefit	(635)	(634)	(331)	(336)
Income (loss) from investments in unconsolidated entities	(3,372)	(2,605)	(1,674)	(1,223)
Net income	488,587	364,933	183,555	144,862
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(13,278)	(11,613)	(5,003)	(4,554)
Partially Owned Properties	(2,039)	(2,082)	(1,069)	(1,105)
Net income attributable to controlling interests	473,270	351,238	177,483	139,203
Preferred distributions	(902)	(1,545)	(355)	(773)
Premium on redemption of Preferred Shares	(1,444)	—	—	—
Net income available to Common Shares	$470,924	$349,693	$177,128	$138,430

Earnings per share – basic:
Net income available to Common Shares	$1.24	$0.92	$0.47	$0.37
Weighted average Common Shares outstanding	378,699	378,492	378,578	378,642

Earnings per share – diluted:
Net income available to Common Shares	$1.24	$0.92	$0.47	$0.37
Weighted average Common Shares outstanding	390,548	391,063	390,542	391,187

Distributions declared per Common Share outstanding	$1.35	$1.325	$0.675	$0.6625

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share and Unit data)

(Unaudited)

	Six Months Ended June 30,		Quarter Ended June 30,
	2024	2023	2024	2023
Net income	$488,587	$364,933	$183,555	$144,862
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(2,039)	(2,082)	(1,069)	(1,105)
Preferred distributions	(902)	(1,545)	(355)	(773)
Premium on redemption of Preferred Shares	(1,444)	—	—	—
Net income available to Common Shares and Units	484,202	361,306	182,131	142,984

Adjustments:
Depreciation	450,093	437,185	224,398	221,355
Depreciation – Non-real estate additions	(1,897)	(2,259)	(942)	(1,103)
Depreciation – Partially Owned Properties	(1,089)	(1,055)	(547)	(510)
Depreciation – Unconsolidated Properties	1,452	1,226	1,117	594
Net (gain) loss on sales of real estate properties	(227,994)	(100,122)	(39,809)	87
FFO available to Common Shares and Units	704,767	696,281	366,348	363,407

Adjustments (see note for additional detail):
Write-off of pursuit costs	1,369	1,993	821	661
Debt extinguishment and preferred share redemption (gains) losses	1,444	47	—	47
Non-operating asset (gains) losses	(3,216)	1,031	2,890	317
Other miscellaneous items	40,674	11,343	10,083	5,051
Normalized FFO available to Common Shares and Units	$745,038	$710,695	$380,142	$369,483

FFO	$707,113	$697,826	$366,703	$364,180
Preferred distributions	(902)	(1,545)	(355)	(773)
Premium on redemption of Preferred Shares	(1,444)	—	—	—
FFO available to Common Shares and Units	$704,767	$696,281	$366,348	$363,407
FFO per share and Unit – basic	$1.81	$1.79	$0.94	$0.93
FFO per share and Unit – diluted	$1.80	$1.78	$0.94	$0.93

Normalized FFO	$745,940	$712,240	$380,497	$370,256
Preferred distributions	(902)	(1,545)	(355)	(773)
Normalized FFO available to Common Shares and Units	$745,038	$710,695	$380,142	$369,483
Normalized FFO per share and Unit – basic	$1.91	$1.82	$0.98	$0.95
Normalized FFO per share and Unit – diluted	$1.91	$1.82	$0.97	$0.94

Weighted average Common Shares and Units outstanding – basic	389,380	389,942	389,271	390,032
Weighted average Common Shares and Units outstanding – diluted	390,548	391,063	390,542	391,187

Note: See Adjustments from FFO to Normalized FFO for additional detail regarding the adjustments from FFO to Normalized FFO. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	June 30,	December 31,
	2024	2023
ASSETS
Land	$5,540,352	$5,581,876
Depreciable property	23,004,377	22,938,426
Projects under development	188,283	78,036
Land held for development	64,781	114,300
Investment in real estate	28,797,793	28,712,638
Accumulated depreciation	(10,163,756)	(9,810,337)
Investment in real estate, net	18,634,037	18,902,301
Investments in unconsolidated entities[1]	341,871	282,049
Cash and cash equivalents	38,298	50,743
Restricted deposits	100,123	89,252
Right-of-use assets	450,796	457,266
Other assets	214,443	252,953
Total assets	$19,779,568	$20,034,564

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$1,634,838	$1,632,902
Notes, net	5,351,461	5,348,417
Line of credit and commercial paper	170,884	409,131
Accounts payable and accrued expenses	114,413	87,377
Accrued interest payable	65,585	65,716
Lease liabilities	309,182	311,640
Other liabilities	292,424	272,596
Security deposits	69,848	69,178
Distributions payable	263,668	259,231
Total liabilities	8,272,303	8,456,188

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	327,641	289,248
Equity:
Shareholders' equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 343,100 shares issued and outstanding as of June 30, 2024 and 745,600 shares issued and outstanding as of December 31, 2023	17,155	37,280
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 379,086,882 shares issued and outstanding as of June 30, 2024 and 379,291,417 shares issued and outstanding as of December 31, 2023	3,791	3,793
Paid in capital	9,590,105	9,601,866
Retained earnings	1,357,922	1,437,185
Accumulated other comprehensive income (loss)	6,914	5,704
Total shareholders’ equity	10,975,887	11,085,828
Noncontrolling Interests:
Operating Partnership	204,032	202,306
Partially Owned Properties	(295)	994
Total Noncontrolling Interests	203,737	203,300
Total equity	11,179,624	11,289,128
Total liabilities and equity	$19,779,568	$20,034,564

1 Includes $279.8 million and $220.2 million in unconsolidated development projects as of June 30, 2024 and December 31, 2023, respectively. See Development and Lease-Up Projects for additional detail on unconsolidated projects.

Equity Residential Portfolio Summary As of June 30, 2024

			% of Stabilized	Average
		Apartment	Budgeted	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate
Established Markets:
Los Angeles	58	14,732	17.3%	$2,936
Orange County	12	3,718	5.0%	2,914
San Diego	12	2,878	4.0%	3,127
Subtotal – Southern California	82	21,328	26.3%	2,958

Washington, D.C.	47	14,866	16.2%	2,703
San Francisco	41	11,410	15.2%	3,323
New York	34	8,536	14.2%	4,610
Boston	27	7,237	11.9%	3,595
Seattle	44	9,267	10.5%	2,604
Subtotal – Established Markets	275	72,644	94.3%	3,177

Expansion Markets:
Denver	10	3,001	3.0%	2,407
Atlanta	7	2,111	1.6%	2,050
Dallas/Ft. Worth	4	1,241	0.7%	1,912
Austin	3	741	0.4%	1,798
Subtotal – Expansion Markets	24	7,094	5.7%	2,152
Total	299	79,738	100.0%	$3,087

	Properties	Apartment Units
Wholly Owned Properties	284	76,469
Partially Owned Properties – Consolidated	14	3,060
Partially Owned Properties – Unconsolidated	1	209
	299	79,738

Note: Projects under development are not included in the Portfolio Summary until construction has been completed.

2nd Quarter 2024 Earnings Release	9

Equity Residential

Portfolio Rollforward Q2 2024

($ in thousands)

	Properties	Apartment Units	Purchase Price	Acquisition Cap Rate
3/31/2024	299	79,688
Acquisitions:
Consolidated Rental Properties – Not Stabilized (1)	1	160	$62,595	5.7%
Unconsolidated Land Parcels (2)	—	—	$33,394

			Sales Price	Disposition Yield
Dispositions:
Consolidated Rental Properties	(2)	(327)	$(85,500)	(6.2%)

Completed Developments – Unconsolidated	1	209
Configuration Changes	—	8
6/30/2024	299	79,738

Portfolio Rollforward 2024

($ in thousands)

	Properties	Apartment Units	Purchase Price	Acquisition Cap Rate
12/31/2023	302	80,191
Acquisitions:
Consolidated Rental Properties – Not Stabilized (1)	1	160	$62,595	5.7%
Unconsolidated Land Parcels (2)	—	—	$33,394

			Sales Price	Disposition Yield
Dispositions:
Consolidated Rental Properties	(5)	(831)	$(334,000)	(5.7%)

Completed Developments – Unconsolidated	1	209
Configuration Changes	—	9
6/30/2024	299	79,738

(1)
The Company acquired one property in the Boston market in the second quarter of 2024 that is in lease-up and is expected to stabilize in its second year of ownership at the Acquisition Cap Rate listed above.
(2)
The Company previously entered into separate unconsolidated joint ventures for the purpose of developing vacant land parcels in suburban Boston, MA and suburban Seattle, WA. The joint ventures acquired their respective land parcels during the second quarter of 2024 for the total purchase price listed. The Company's total investment in these two joint ventures is approximately $53.0 million as of June 30, 2024.

2nd Quarter 2024 Earnings Release	10

Equity Residential

Second Quarter 2024 vs. Second Quarter 2023

Same Store Results/Statistics Including 77,054 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Q2 2024	$718,169	$224,525	$493,644	$3,107	96.4%	11.7%
Q2 2023	$697,784	$218,681	$479,103	$3,031	95.9%	11.6%
Change	$20,385	$5,844	$14,541	$76	0.5%	0.1%

Change	2.9%	2.7%	3.0%	2.5%

Second Quarter 2024 vs. First Quarter 2024

Same Store Results/Statistics Including 77,893 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Q2 2024	$723,146	$226,320	$496,826	$3,096	96.4%	11.7%
Q1 2024	$719,329	$232,422	$486,907	$3,069	96.3%	8.6%
Change	$3,817	$(6,102)	$9,919	$27	0.1%	3.1%

Change	0.5%	(2.6%)	2.0%	0.9%

June YTD 2024 vs. June YTD 2023

Same Store Results/Statistics Including 77,054 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
June YTD 2024	$1,432,565	$455,437	$977,128	$3,093	96.3%	20.2%
June YTD 2023	$1,383,857	$446,721	$937,136	$3,004	95.9%	20.7%
Change	$48,708	$8,716	$39,992	$89	0.4%	(0.5%)

Change	3.5%	2.0%	4.3%	3.0%

2nd Quarter 2024 Earnings Release	11

Equity Residential

Same Store Residential Revenues – GAAP to Cash Basis (1)

($ in thousands)

	Second Quarter 2024 vs. Second Quarter 2023		Second Quarter 2024 vs. First Quarter 2024		June YTD 2024 vs. June YTD 2023
	77,054 Same Store Apartment Units		77,893 Same Store Apartment Units		77,054 Same Store Apartment Units
	Q2 2024	Q2 2023	Q2 2024	Q1 2024	June YTD 2024	June YTD 2023
Same Store Residential Revenues (GAAP Basis)	$691,798	$671,601	$696,769	$689,803	$1,376,668	$1,330,997
Leasing Concessions amortized	4,911	3,179	5,014	5,155	9,964	5,940
Leasing Concessions granted (2)	(3,702)	(4,004)	(3,815)	(4,935)	(8,620)	(8,162)
Same Store Residential Revenues with Leasing Concessions on a cash basis	$693,007	$670,776	$697,968	$690,023	$1,378,012	$1,328,775

% change - GAAP revenue	3.0%		1.0%		3.4%

% change - cash revenue	3.3%		1.2%		3.7%

(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.
(2)
Concession usage is primarily concentrated in San Francisco, Los Angeles and Seattle.

Same Store Net Operating Income By Quarter

Including 77,054 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands)

	Q2 2024	Q1 2024	Q4 2023	Q3 2023	Q2 2023
Same store revenues	$718,169	$714,396	$706,419	$702,251	$697,784
Same store expenses	224,525	230,912	216,956	222,907	218,681
Same store NOI	$493,644	$483,484	$489,463	$479,344	$479,103

2nd Quarter 2024 Earnings Release	12

Equity Residential

Same Store Residential Accounts Receivable Balances

Including 77,054 Same Store Apartment Units

($ in thousands)

Balance Sheet (Other assets):	June 30, 2024		March 31, 2024	June 30, 2023
Residential accounts receivable balances	$16,271		$18,120	$26,534
Allowance for doubtful accounts	(11,147)		(13,063)	(22,217)
Net receivable balances	$5,124		$5,057	$4,317

Straight-line receivable balances	$7,088	(1)	$8,297	$6,506

(1)
Total same store Residential Leasing Concessions granted in the second quarter of 2024 were approximately $3.7 million. The straight-line receivable balance of $7.1 million reflects Residential Leasing Concessions that the Company expects will be primarily recognized as a reduction of rental revenues in the remainder of 2024 and the first half of 2025.

Same Store Residential Bad Debt

Including 77,054 Same Store Apartment Units

($ in thousands)

Income Statement (Rental income):	Q2 2024	Q1 2024	Q2 2023
Bad debts before governmental rental assistance	$8,066	$9,141	$9,483
Governmental rental assistance received	(413)	(430)	(660)
Bad Debt, Net	$7,653	$8,711	$8,823

Bad Debt, Net as a % of Same Store Residential Revenues	1.1%	1.3%	1.3%

2nd Quarter 2024 Earnings Release	13

Equity Residential Second Quarter 2024 vs. Second Quarter 2023 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q2 2024 % of Actual NOI	Q2 2024 Average Rental Rate	Q2 2024 Weighted Average Physical Occupancy %	Q2 2024 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,135	17.6%	$2,933	95.7%	11.7%	3.3%	1.4%	4.2%	2.5%	0.7%	0.3%
Orange County	3,718	5.1%	2,914	95.9%	10.8%	3.7%	3.5%	3.8%	3.8%	0.0%	0.2%
San Diego	2,878	4.2%	3,127	95.9%	11.6%	4.5%	0.8%	5.6%	4.4%	0.1%	1.7%
Subtotal – Southern California	20,731	26.9%	2,957	95.8%	11.5%	3.6%	1.6%	4.3%	3.0%	0.5%	0.5%

Washington, D.C.	14,554	16.6%	2,707	97.0%	11.4%	4.8%	2.4%	5.9%	4.6%	0.2%	0.8%
San Francisco	11,188	16.1%	3,323	96.1%	11.6%	1.3%	(2.0%)	2.7%	0.8%	0.4%	0.7%
New York	8,536	14.1%	4,610	97.4%	9.5%	3.1%	5.0%	1.7%	2.7%	0.3%	(0.6%)
Boston	7,077	11.3%	3,609	96.7%	11.4%	4.2%	5.0%	4.0%	4.0%	0.2%	(0.2%)
Seattle	9,266	10.3%	2,604	96.2%	12.4%	1.5%	4.8%	0.2%	0.3%	1.1%	(2.0%)
Denver	2,505	2.6%	2,428	96.8%	14.3%	1.0%	0.0%	1.4%	0.6%	0.6%	(2.8%)
Other Expansion Markets	3,197	2.1%	1,970	95.1%	16.2%	(0.7%)	5.2%	(4.9%)	(1.0%)	0.2%	1.6%

Total	77,054	100.0%	$3,107	96.4%	11.7%	3.0%	2.6%	3.2%	2.5%	0.5%	0.1%

Note: The above table reflects Residential same store results only. Residential operations account for approximately 96.2% of total revenues for the six months ended June 30, 2024.

2nd Quarter 2024 Earnings Release	14

Equity Residential Second Quarter 2024 vs. First Quarter 2024 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q2 2024 % of Actual NOI	Q2 2024 Average Rental Rate	Q2 2024 Weighted Average Physical Occupancy %	Q2 2024 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,135	17.5%	$2,933	95.7%	11.7%	0.7%	(5.6%)	3.5%	0.4%	0.2%	2.1%
Orange County	3,718	5.1%	2,914	95.9%	10.8%	0.2%	0.2%	0.2%	0.5%	(0.2%)	3.4%
San Diego	2,878	4.2%	3,127	95.9%	11.6%	0.6%	(1.7%)	1.3%	0.8%	(0.2%)	3.6%
Subtotal – Southern California	20,731	26.8%	2,957	95.8%	11.5%	0.6%	(4.3%)	2.5%	0.5%	0.1%	2.5%

Washington, D.C.	14,554	16.4%	2,707	97.0%	11.4%	1.5%	0.9%	1.7%	1.6%	(0.1%)	4.4%
San Francisco	11,188	16.0%	3,323	96.1%	11.6%	0.5%	(9.1%)	4.9%	0.9%	(0.4%)	2.1%
New York	8,536	14.0%	4,610	97.4%	9.5%	0.7%	(2.6%)	3.2%	0.4%	0.4%	3.0%
Boston	7,077	11.2%	3,609	96.7%	11.4%	2.6%	(2.6%)	4.7%	1.5%	1.0%	4.0%
Seattle	9,266	10.2%	2,604	96.2%	12.4%	1.5%	2.5%	1.1%	1.3%	0.1%	2.7%
Denver	2,792	2.9%	2,417	96.8%	14.0%	0.9%	(4.0%)	3.1%	0.3%	0.6%	3.5%
Other Expansion Markets	3,749	2.5%	1,963	95.2%	16.2%	(0.2%)	4.5%	(3.7%)	(0.2%)	0.0%	3.2%

Total	77,893	100.0%	$3,096	96.4%	11.7%	1.0%	(2.7%)	2.8%	0.9%	0.1%	3.1%

Note: The above table reflects Residential same store results only. Residential operations account for approximately 96.2% of total revenues for the six months ended June 30, 2024.

2nd Quarter 2024 Earnings Release	15

Equity Residential June YTD 2024 vs. June YTD 2023 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year
Markets/Metro Areas	Apartment Units	June YTD 24 % of Actual NOI	June YTD 24 Average Rental Rate	June YTD 24 Weighted Average Physical Occupancy %	June YTD 24 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,135	17.5%	$2,927	95.6%	21.3%	4.2%	1.4%	5.5%	3.9%	0.4%	(0.1%)
Orange County	3,718	5.2%	2,907	96.0%	18.2%	4.8%	3.5%	5.2%	4.9%	(0.1%)	0.2%
San Diego	2,878	4.3%	3,115	96.0%	19.6%	5.5%	0.9%	6.9%	5.0%	0.4%	0.0%
Subtotal – Southern California	20,731	27.0%	2,950	95.7%	20.5%	4.5%	1.7%	5.7%	4.2%	0.3%	0.0%

Washington, D.C.	14,554	16.7%	2,686	97.0%	18.4%	5.1%	0.3%	7.5%	4.8%	0.3%	0.5%
San Francisco	11,188	15.9%	3,308	96.3%	21.1%	1.7%	0.0%	2.4%	1.1%	0.6%	0.8%
New York	8,536	14.1%	4,601	97.2%	16.1%	3.5%	4.1%	3.1%	3.2%	0.3%	(1.5%)
Boston	7,077	11.2%	3,583	96.2%	18.8%	4.5%	1.2%	5.9%	4.3%	0.2%	(0.8%)
Seattle	9,266	10.4%	2,587	96.2%	22.2%	1.0%	4.9%	(0.6%)	(0.1%)	1.1%	(3.3%)
Denver	2,505	2.6%	2,421	96.5%	24.4%	1.1%	(0.2%)	1.7%	1.1%	0.2%	(3.8%)
Other Expansion Markets	3,197	2.1%	1,972	95.3%	29.5%	0.1%	0.3%	0.0%	(0.5%)	0.4%	2.6%

Total	77,054	100.0%	$3,093	96.3%	20.2%	3.4%	1.9%	4.2%	3.0%	0.4%	(0.5%)

Note: The above table reflects Residential same store results only. Residential operations account for approximately 96.2% of total revenues for the six months ended June 30, 2024.

2nd Quarter 2024 Earnings Release	16

Equity Residential

Same Store Residential Net Effective Lease Pricing Statistics

For 77,054 Same Store Apartment Units

	New Lease Change (1)		Renewal Rate Achieved (1)		Blended Rate (1)
Markets/Metro Areas	Q2 2024	Q1 2024	Q2 2024	Q1 2024	Q2 2024	Q1 2024
Southern California	(2.4%)	(3.6%)	4.5%	4.4%	1.5%	0.5%
Washington, D.C.	4.9%	1.6%	6.7%	5.7%	5.9%	4.0%
San Francisco	0.4%	(1.1%)	5.1%	4.1%	2.9%	1.7%
New York	3.5%	(1.1%)	4.4%	4.1%	4.0%	2.2%
Boston	0.3%	(3.4%)	5.0%	5.2%	3.0%	1.0%
Seattle	0.5%	(1.2%)	5.3%	6.1%	3.3%	2.8%
Subtotal – Established Markets	0.9%	(1.8%)	5.1%	4.8%	3.3%	1.8%

Denver	(4.6%)	(6.3%)	3.9%	4.3%	(0.4%)	(2.0%)
Other Expansion Markets	(12.5%)	(8.8%)	2.7%	4.1%	(6.2%)	(3.8%)
Subtotal – Expansion Markets	(9.0%)	(7.7%)	3.3%	4.2%	(3.5%)	(2.9%)
Total	0.2%	(2.2%)	5.0%	4.7%	2.9%	1.6%

(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for definitions.

2nd Quarter 2024 Earnings Release	17

Equity Residential

Second Quarter 2024 vs. Second Quarter 2023

Total Same Store Operating Expenses Including 77,054 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands)

	Q2 2024	Q2 2023	$ Change	% Change	% of Q2 2024 Operating Expenses
Real estate taxes	$93,565	$90,629	$2,936	3.2%	41.7%
On-site payroll	42,531	42,507	24	0.1%	18.9%
Utilities	32,340	31,537	803	2.5%	14.4%
Repairs and maintenance	31,556	31,194	362	1.2%	14.1%
Insurance	9,307	8,427	880	10.4%	4.1%
Leasing and advertising	2,691	2,535	156	6.2%	1.2%
Other on-site operating expenses	12,535	11,852	683	5.8%	5.6%
Total Same Store Operating Expenses (2)	$224,525	$218,681	$5,844	2.7%	100.0%

June YTD 2024 vs. June YTD 2023

Total Same Store Operating Expenses Including 77,054 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands)

	YTD 2024	YTD 2023	$ Change (1)	% Change	% of YTD 2024 Operating Expenses
Real estate taxes	$187,555	$181,258	$6,297	3.5%	41.2%
On-site payroll	85,454	85,116	338	0.4%	18.8%
Utilities	69,366	70,530	(1,164)	(1.7%)	15.2%
Repairs and maintenance	61,242	61,555	(313)	(0.5%)	13.4%
Insurance	18,614	16,853	1,761	10.4%	4.1%
Leasing and advertising	5,052	5,111	(59)	(1.2%)	1.1%
Other on-site operating expenses	28,154	26,298	1,856	7.1%	6.2%
Total Same Store Operating Expenses (2)	$455,437	$446,721	$8,716	2.0%	100.0%

(1)
The year-over-year changes were primarily driven by the following factors:

Real estate taxes – Increase due to escalation in rates and assessed values including an approximately one percentage point contribution to growth from 421-a tax abatement burnoffs in New York City. Once the burnoffs are completed, previously rent-restricted apartment units will transition to market.

On-site payroll – Modest increase due primarily to higher wages partially offset by the impact of various innovation initiatives.

Utilities – Decrease primarily driven by lower commodity prices for gas and electric.

Repairs and maintenance – Decrease primarily driven by lower resident Turnover compared to the same period of 2023 and a benefit from a relatively easy comparable period.

Insurance – Increase due to higher premiums on property insurance renewal due to conditions in the insurance market that while less difficult than recent years, remain challenging.

Other on-site operating expenses – Increase primarily driven by higher property-related legal expenses.

(2)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

2nd Quarter 2024 Earnings Release	18

Equity Residential

Debt Summary as of June 30, 2024

($ in thousands)

	Debt Balances (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)
Secured	$1,634,838	22.8%	3.86%	7.4
Unsecured	5,522,345	77.2%	3.63%	8.0
Total	$7,157,183	100.0%	3.69%	7.9
Fixed Rate Debt:
Secured – Conventional	$1,399,844	19.5%	3.89%	6.9
Unsecured – Public	5,351,461	74.8%	3.52%	8.3
Fixed Rate Debt	6,751,305	94.3%	3.60%	8.0
Floating Rate Debt:
Secured – Tax Exempt	234,994	3.3%	3.69%	10.1
Unsecured – Revolving Credit Facility	—	—	—	3.3
Unsecured – Commercial Paper Program (2)	170,884	2.4%	5.59%	—
Floating Rate Debt	405,878	5.7%	4.75%	6.0
Total	$7,157,183	100.0%	3.69%	7.9
(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)
At June 30, 2024, the weighted average maturity of commercial paper outstanding was 5 days. The weighted average amount outstanding for the six months ended June 30, 2024 was approximately $300.1 million.

Note: The Company capitalized interest of approximately $6.9 million and $7.0 million during the six months ended June 30, 2024 and 2023, respectively. The Company capitalized interest of approximately $3.8 million and $3.6 million during the quarters ended June 30, 2024 and 2023, respectively.

2nd Quarter 2024 Earnings Release	19

Equity Residential

Debt Maturity Schedule as of June 30, 2024

($ in thousands)

Year	Fixed Rate	Floating Rate		Total	% of Total	Weighted Average Coupons on Fixed Rate Debt (1)	Weighted Average Coupons on Total Debt (1)
2024	$—	$177,200	(2)	$177,200	2.5%	—	5.48%
2025	450,000	8,100		458,100	6.3%	3.38%	3.39%
2026	592,025	9,000		601,025	8.3%	3.58%	3.59%
2027	400,000	9,800		409,800	5.7%	3.25%	3.27%
2028	900,000	10,700		910,700	12.6%	3.79%	3.79%
2029	888,120	11,500		899,620	12.4%	3.30%	3.31%
2030	1,148,462	12,700		1,161,162	16.1%	2.53%	2.55%
2031	528,500	39,800		568,300	7.9%	1.94%	2.08%
2032	—	28,000		28,000	0.4%	—	4.20%
2033	550,000	2,300		552,300	7.6%	5.22%	5.22%
2034+	1,350,850	108,600		1,459,450	20.2%	4.39%	4.30%
Subtotal	6,807,957	417,700		7,225,657	100.0%	3.53%	3.58%
Deferred Financing Costs and Unamortized (Discount)	(56,652)	(11,822)		(68,474)	N/A	N/A	N/A
Total	$6,751,305	$405,878		$7,157,183	100.0%	3.53%	3.58%
(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)
Includes $171.0 million in principal outstanding on the Company's Commercial Paper Program.

2nd Quarter 2024 Earnings Release	20

Equity Residential

Selected Unsecured Public Debt Covenants

	June 30,	March 31,
	2024	2024
Debt to Adjusted Total Assets (not to exceed 60%)	25.6%	25.8%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	6.7%	6.7%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	6.68	6.41

Total Unencumbered Assets to Unsecured Debt (must be at least 125%)	534.8%	528.1%

Note: These selected covenants represent the most restrictive financial covenants relating to ERP Operating Limited Partnership's ("ERPOP") outstanding public debt securities. Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	June 30,	March 31,
	2024	2024
Total debt to Normalized EBITDAre	3.96x	4.01x

Net debt to Normalized EBITDAre	3.92x	3.97x

Unencumbered NOI as a % of total NOI	89.6%	89.6%

Note: See Normalized EBITDAre Reconciliations for detail.

2nd Quarter 2024 Earnings Release	21

Equity Residential

Capital Structure as of June 30, 2024

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$1,634,838	22.8%
Unsecured Debt			5,522,345	77.2%
Total Debt			7,157,183	100.0%	20.9%
Common Shares (includes Restricted Shares)	379,086,882	97.0%
Units (includes OP Units and Restricted Units)	11,663,842	3.0%
Total Shares and Units	390,750,724	100.0%
Common Share Price at June 30, 2024	$69.34
			27,094,655	99.9%
Perpetual Preferred Equity (see below)			17,155	0.1%
Total Equity			27,111,810	100.0%	79.1%

Total Market Capitalization			$34,268,993		100.0%

Perpetual Preferred Equity as of June 30, 2024

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	343,100	$17,155	$4.145	$1,422

2nd Quarter 2024 Earnings Release	22

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	June YTD 2024	June YTD 2023	Q2 2024	Q2 2023
Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	378,699,050	378,492,171	378,578,395	378,641,804
Shares issuable from assumed conversion/vesting of:
- OP Units	10,680,864	11,449,790	10,692,382	11,390,569
- long-term compensation shares/units	1,167,742	1,121,169	1,271,160	1,155,127
Total Common Shares and Units - diluted	390,547,656	391,063,130	390,541,937	391,187,500

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	378,699,050	378,492,171	378,578,395	378,641,804
OP Units - basic	10,680,864	11,449,790	10,692,382	11,390,569
Total Common Shares and OP Units - basic	389,379,914	389,941,961	389,270,777	390,032,373
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	1,167,742	1,121,169	1,271,160	1,155,127
Total Common Shares and Units - diluted	390,547,656	391,063,130	390,541,937	391,187,500

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	379,086,882	379,032,722
Units (includes OP Units and Restricted Units)	11,663,842	12,415,452
Total Shares and Units	390,750,724	391,448,174

2nd Quarter 2024 Earnings Release	23

Equity Residential Development and Lease-Up Projects as of June 30, 2024 (Amounts in thousands except for project and apartment unit amounts)

								Estimated/Actual
Projects	Location	Ownership Percentage	No. of Apartment Units	Total Budgeted Capital Cost	Total Book Value to Date	Total Debt (1)	Percentage Completed	Start Date	Initial Occupancy	Completion Date	Stabilization Date	Percentage Leased / Occupied
CONSOLIDATED:
Projects Under Development:
Laguna Clara II	Santa Clara, CA	100%	225	$152,621	$107,556	$—	75%	Q2 2022	Q4 2024	Q1 2025	Q4 2025	– / –
The Basin	Wakefield, MA	95%	440	232,172	80,727	—	18%	Q1 2024	Q4 2025	Q3 2026	Q2 2027	– / –
Projects Under Development - Consolidated			665	384,793	188,283	—

Projects Completed and Stabilized During the Quarter:
Reverb (fka 9th and W) (2)	Washington, D.C.	92%	312	106,027	104,833	—	100%	Q3 2021	Q2 2023	Q2 2023	Q2 2024	97% / 93%
Projects Completed and Stabilized During the Quarter - Consolidated			312	106,027	104,833	—

UNCONSOLIDATED:
Projects Under Development:
Alexan Harrison	Harrison, NY	62%	450	200,664	191,592	97,980	97%	Q3 2021	Q1 2024	Q4 2024	Q2 2026	40% / 33%
Solana Beeler Park	Denver, CO	90%	270	85,206	72,278	37,309	86%	Q4 2021	Q4 2024	Q2 2025	Q4 2025	3% / –
Remy (Toll)	Frisco, TX	75%	357	98,937	90,047	45,967	94%	Q1 2022	Q2 2024	Q4 2024	Q3 2025	35% / 27%
Sadie (fka Settler) (Toll)	Fort Worth, TX	75%	362	82,775	69,981	29,617	91%	Q2 2022	Q2 2024	Q4 2024	Q3 2025	26% / 12%
Lyle (Toll) (2)	Dallas, TX	75%	334	86,332	73,862	38,666	92%	Q3 2022	Q1 2024	Q4 2024	Q1 2026	38% / 23%
Projects Under Development - Unconsolidated			1,773	553,914	497,760	249,539

Projects Completed Not Stabilized:
Alloy Sunnyside	Denver, CO	80%	209	70,004	68,602	32,104	99%	Q3 2021	Q2 2024	Q2 2024	Q3 2025	7% / 2%
Projects Completed Not Stabilized - Unconsolidated			209	70,004	68,602	32,104

Total Development Projects - Consolidated			977	490,820	293,116	—
Total Development Projects - Unconsolidated			1,982	623,918	566,362	281,643
Total Development Projects			2,959	$1,114,738	$859,478	$281,643

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS	Total Budgeted Capital Cost	Q2 2024 NOI
Projects Under Development - Consolidated	$384,793	$—
Projects Completed and Stabilized During the Quarter - Consolidated	106,027	1,331
Projects Under Development - Unconsolidated	553,914	293
Projects Completed Not Stabilized - Unconsolidated	70,004	(71)
	$1,114,738	$1,553

(1)
All unconsolidated projects are being partially funded with project-specific construction loans. None of these loans are recourse to the Company.
(2)
The land parcels under these projects are subject to long-term ground leases.

2nd Quarter 2024 Earnings Release	24

Equity Residential Capital Expenditures to Real Estate For the Six Months Ended June 30, 2024 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties		Non-Same Store Properties/Other		Total Consolidated Properties	Same Store Avg. Per Apartment Unit

Total Consolidated Apartment Units	77,054		2,475		79,529

Building Improvements	$62,969		$5,446	(2)	$68,415	$817

Renovation Expenditures	47,374	(1)	8,022	(2)	55,396	615

Replacements	29,344		149		29,493	381

Capital Expenditures to Real Estate (3)	139,687		13,617		153,304	1,813

Less: NOI-Enhancing Expenditures (3)	(61,815)	(4)	(8,033)		(69,848)	(802)

Recurring Capital Expenditures to Real Estate (3)	$77,872		$5,584		$83,456	$1,011

(1)
Renovation Expenditures on 1,523 same store apartment units for the six months ended June 30, 2024 approximated $31,100 per apartment unit renovated.
(2)
Includes expenditures for two properties that have been removed from same store while undergoing major renovations requiring a significant number of apartment units to be vacated to accommodate the extensive planned improvements. The renovation at one property was substantially completed in the second quarter of 2024, while the renovation of the other is ongoing and expected to continue into 2026.
(3)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(4)
The $61.8 million of NOI-Enhancing Expenditures for Same Store Properties noted above consist of the $47.4 million of Renovation Expenditures for Same Store Properties noted above with the remainder concentrated in sustainability and property-level technology spend.

2nd Quarter 2024 Earnings Release	25

Equity Residential
Normalized EBITDAre Reconciliations
(Amounts in thousands)

	Trailing Twelve Months		2024		2023
	June 30, 2024	March 31, 2024	Q2	Q1	Q4	Q3	Q2
Net income	$992,142	$953,449	$183,555	$305,032	$322,269	$181,286	$144,862
Interest expense incurred, net	270,605	270,367	65,828	67,212	68,674	68,891	65,590
Amortization of deferred financing costs	8,781	8,880	1,918	1,918	1,918	3,027	2,017
Amortization of above/below market lease intangibles	4,464	4,464	1,116	1,116	1,116	1,116	1,116
Depreciation	901,617	898,574	224,398	225,695	226,788	224,736	221,355
Income and other tax expense (benefit)	1,149	1,154	331	304	256	258	336
EBITDA	2,178,758	2,136,888	477,146	601,277	621,021	479,314	435,276

Net (gain) loss on sales of real estate properties	(410,411)	(370,515)	(39,809)	(188,185)	(155,505)	(26,912)	87
EBITDAre	1,768,347	1,766,373	437,337	413,092	465,516	452,402	435,363

Write-off of pursuit costs (other expenses)	3,023	2,863	821	548	908	746	661
(Income) loss from investments in unconsolidated entities - operations	6,145	5,694	1,674	1,698	1,531	1,242	1,223
Realized (gain) loss on investment securities (interest and other income)	(275)	(1,591)	1,316	—	7	(1,598)	—
Unrealized (gain) loss on investment securities (interest and other income)	(19,211)	(20,527)	1,316	(7,061)	(9,005)	(4,461)	—
Insurance/litigation settlement or reserve income (interest and other income)	(1,621)	(360)	(1,454)	(105)	—	(62)	(193)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	48,667	42,789	9,391	30,478	5,694	3,104	3,513
Advocacy contributions (other expenses)	4,514	2,276	2,558	141	1,665	150	320
Data transformation project (other expenses)	295	1,700	—	—	—	295	1,405
Other	(936)	(518)	(412)	77	(602)	1	6
Normalized EBITDAre	$1,808,948	$1,798,699	$452,547	$438,868	$465,714	$451,819	$442,298

Balance Sheet Items:	June 30, 2024	March 31, 2024
Total debt	$7,157,183	$7,209,729
Cash and cash equivalents	(38,298)	(44,535)
Mortgage principal reserves/sinking funds	(33,266)	(31,203)
Net debt	$7,085,619	$7,133,991

Note: EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities or the minority partner’s share of partially owned consolidated entities due to the immaterial size of the Company’s partially owned portfolio.

2nd Quarter 2024 Earnings Release	26

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Six Months Ended June 30,			Quarter Ended June 30,
	2024	2023	Variance	2024	2023	Variance

Impairment – non-operating real estate assets	$—	$—	$—	$—	$—	$—

Write-off of pursuit costs (other expenses)	1,369	1,993	(624)	821	661	160

Write-off of unamortized deferred financing costs (interest expense)	—	47	(47)	—	47	(47)
Premium on redemption of Preferred Shares	1,444	—	1,444	—	—	—
Debt extinguishment and preferred share redemption (gains) losses	1,444	47	1,397	—	47	(47)

(Income) loss from investments in unconsolidated entities ─ non-operating assets	1,213	944	269	258	317	(59)
Realized (gain) loss on investment securities (interest and other income)	1,316	87	1,229	1,316	—	1,316
Unrealized (gain) loss on investment securities (interest and other income)	(5,745)	—	(5,745)	1,316	—	1,316
Non-operating asset (gains) losses	(3,216)	1,031	(4,247)	2,890	317	2,573

Insurance/litigation settlement or reserve income (interest and other income)	(1,559)	(993)	(566)	(1,454)	(193)	(1,261)
Insurance/litigation/environmental settlement or reserve expense (other expenses) (1)	39,869	8,512	31,357	9,391	3,513	5,878
Advocacy contributions (other expenses)	2,699	327	2,372	2,558	320	2,238
Data transformation project (other expenses)	—	3,485	(3,485)	—	1,405	(1,405)
Other	(335)	12	(347)	(412)	6	(418)
Other miscellaneous items	40,674	11,343	29,331	10,083	5,051	5,032

Adjustments from FFO to Normalized FFO	$40,271	$14,414	$25,857	$13,794	$6,076	$7,718
(1)
Insurance/litigation/environmental settlement or reserve expense for the second quarter of 2024 primarily represents reserve adjustments related to a commercial dispute and construction defect expenses, while the expense for the six months ended June 30, 2024 primarily relates to a reserve increased in the first quarter of 2024 regarding litigation over late fees charged by the Company.

Note: See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

2nd Quarter 2024 Earnings Release	27

Equity Residential Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking. All guidance is given on a Normalized FFO basis. Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties and the write-off of pursuit costs, are not included in the estimates provided on this page. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

	Q3 2024	Revised Full Year 2024	Previous Full Year 2024

2024 Normalized FFO Guidance (per share diluted)

Expected Normalized FFO Per Share	$0.96 to $1.00	$3.86 to $3.92	$3.80 to $3.90

2024 Same Store Assumptions (includes Residential and Non-Residential)

Physical Occupancy		96.2%	95.9%
Revenue change		2.9% to 3.5%	2.0% to 3.0%
Expense change		2.5% to 3.5%	3.5% to 4.5%
NOI change (1)		3.0% to 3.5%	1.0% to 2.6%

2024 Transaction Assumptions

Consolidated rental acquisitions		$1.0B	$1.0B
Consolidated rental dispositions		$1.0B	$1.0B
Transaction Accretion (Dilution)		(25 basis points)	(25 basis points)

2024 Debt Assumptions

Weighted average debt outstanding		$7.30B to $7.50B	$7.27B to $7.47B
Interest expense, net (on a Normalized FFO basis)		$267.3M to $273.3M	$268.0M to $274.0M
Capitalized interest		$12.5M to $15.5M	$9.7M to $13.7M

2024 Capital Expenditures to Real Estate Assumptions for Same Store Properties (2)

Capital Expenditures to Real Estate for Same Store Properties		$295.0M	$295.0M
Capital Expenditures to Real Estate per Same Store Apartment Unit		$3,800	$3,800

2024 Other Guidance Assumptions

Property management expense		$128.5M to $131.5M	$124.0M to $126.0M
General and administrative expense		$59.5M to $63.5M	$57.5M to $61.5M
Debt offerings		No amounts budgeted	No amounts budgeted
Weighted average Common Shares and Units - Diluted		390.7M	391.1M

(1)
Approximately 20 basis point change in NOI percentage = $0.01 per share change in EPS/FFO per share/Normalized FFO per share.
(2)
During 2024, the Company expects that approximately 40% of its Capital Expenditures to Real Estate for Same Store Properties will be NOI-Enhancing (primarily renovations, sustainability and property-level technology spend). During 2024, the Company expects to spend approximately $99.2 million for apartment unit Renovation Expenditures on approximately 3,100 same store apartment units at an average cost of approximately $32,000 per apartment unit renovated with the remainder of the NOI-Enhancing spend consisting of sustainability and property-level technology expenditures.

2nd Quarter 2024 Earnings Release	28

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Financial Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other real estate investment trusts (“REIT”) and, accordingly, may not be comparable. These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities. Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset. The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total Residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Bad Debt, Net – Change in rental income due to bad debt write-offs and reserves, net of amounts collected on previously written-off or reserved accounts.

Blended Rate – The weighted average of New Lease Change and Renewal Rate Achieved.

Capital Expenditures to Real Estate:

Building Improvements – Includes roof replacement, paving, building mechanical equipment systems, exterior siding and painting, major landscaping, furniture, fixtures and equipment for amenities and common areas, vehicles and office and maintenance equipment.

NOI-Enhancing – Primarily includes Renovation Expenditures as well as sustainability and property-level technology expenditures that are intended to increase revenues or decrease expenses.

Recurring – Capital expenditures necessary to help preserve the value of and maintain the functionality at our apartment properties.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Replacements – Includes appliances, mechanical equipment, fixtures and flooring (including hardwood and carpeting).

Debt Balances:

Commercial Paper Program – The Company may borrow up to a maximum of $1.0 billion under its Commercial Paper Program subject to market conditions. The notes bear interest at various floating rates.

Revolving Credit Facility – The Company’s $2.5 billion unsecured revolving credit facility matures October 26, 2027. The interest rate on advances under the facility will generally be SOFR plus a spread (currently 0.715%), or based on bids received from the lending group, and an annual facility fee (currently 0.125%). Both the spread and the facility fee are dependent on the Company’s senior unsecured credit rating. In addition, the Company limits its utilization of the facility in order to maintain liquidity to support its $1.0 billion Commercial Paper Program along with certain other obligations. The following table presents the availability on the Company’s unsecured revolving credit facility:

June 30, 2024
Unsecured revolving credit facility commitment	$2,500,000
Commercial paper balance outstanding	(171,000)
Unsecured revolving credit facility balance outstanding	—
Other restricted amounts	(3,438)
Unsecured revolving credit facility availability	$2,325,562

2nd Quarter 2024 Earnings Release	29

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios. These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit. The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt. These covenants generally reflect our most restrictive financial covenants. The Company was in compliance with its unsecured debt covenants for all periods presented.

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset. The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $150-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset. The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP. Expected EPS is calculated on a basis consistent with actual EPS. Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items. Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations. The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain (Loss) – Economic Gain (Loss) is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation. The Company generally considers Economic Gain (Loss) to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, renovation, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property. The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain (Loss):

	Six Months Ended June 30, 2024	Quarter Ended June 30, 2024
Net Gain (Loss) on Sales of Real Estate Properties	$227,994	$39,809
Accumulated Depreciation Gain	(96,675)	(38,655)
Economic Gain (Loss)	$131,319	$1,154

2nd Quarter 2024 Earnings Release	30

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Established Markets – Includes Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California (Los Angeles, Orange County and San Diego).

Expansion Markets – Includes Denver, Atlanta, Dallas/Ft. Worth and Austin.

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (December 2018 White Paper) as net income (computed in accordance with GAAP), excluding gains or losses from sales and impairment write-downs of depreciable real estate and land when connected to the main business of a REIT, impairment write-downs of investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and depreciation and amortization related to real estate. Adjustments for partially owned consolidated and unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses from sales and impairment write-downs of depreciable real estate and excluding depreciation related to real estate (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO" or "NFFO") – Normalized FFO begins with FFO and excludes:

•
the impact of any expenses relating to non-operating real estate asset impairment;
•
pursuit cost write-offs;
•
gains and losses from early debt extinguishment and preferred share redemptions;
•
gains and losses from non-operating assets; and
•
other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP. Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity. The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP. The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership". Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

2nd Quarter 2024 Earnings Release	31

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for Consolidated Statements of Funds From Operations and Normalized Funds From Operations.

	Actual June	Actual June	Actual	Actual	Expected	Expected
	YTD 2024	YTD 2023	Q2 2024	Q2 2023	Q3 2024	2024
	Per Share	Per Share	Per Share	Per Share	Per Share	Per Share
EPS – Diluted	$1.24	$0.92	$0.47	$0.37	$0.49 to $0.53	$3.04 to $3.10
Depreciation expense	1.15	1.11	0.57	0.56	0.57	2.29
Net (gain) loss on sales	(0.59)	(0.25)	(0.10)	—	(0.12)	(1.61)
Impairment – operating real estate assets	—	—	—	—	—	—

FFO per share – Diluted	1.80	1.78	0.94	0.93	0.94 to 0.98	3.72 to 3.78

Adjustments (1):
Impairment – non-operating real estate assets	—	—	—	—	—	—
Write-off of pursuit costs	—	0.01	—	—	—	0.01
Debt extinguishment and preferred share redemption (gains) losses	—	—	—	—	—	0.01
Non-operating asset (gains) losses	—	—	—	—	—	(0.01)
Other miscellaneous items	0.11	0.03	0.03	0.01	0.02	0.13

Normalized FFO per share – Diluted	$1.91	$1.82	$0.97	$0.94	$0.96 to $1.00	$3.86 to $3.92

(1)
See Adjustments from FFO to Normalized FFO for additional detail.

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% occupancy for three consecutive months) for all of the current and comparable periods presented.

Leasing Concessions – Reflects upfront discounts on both new move-in and renewal leases on a straight-line basis.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties. NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance). The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties. NOI does not include an allocation of property management expenses either in the current or comparable periods. Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

The following tables present reconciliations of net income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results and further allocated between Residential same store and Non-Residential same store results (see Same Store Results):

	Six Months Ended June 30,		Quarter Ended June 30,
	2024	2023	2024	2023
Net income	$488,587	$364,933	$183,555	$144,862
Adjustments:
Property management	68,969	62,145	33,511	30,679
General and administrative	34,351	35,041	18,631	18,876
Depreciation	450,093	437,185	224,398	221,355
Net (gain) loss on sales of real estate properties	(227,994)	(100,122)	(39,809)	87
Interest and other income	(10,657)	(3,669)	(1,328)	(2,131)
Other expenses	45,123	15,559	13,385	6,564
Interest:
Expense incurred, net	133,040	131,991	65,828	65,590
Amortization of deferred financing costs	3,836	3,996	1,918	2,017
Income and other tax expense (benefit)	635	634	331	336
(Income) loss from investments in unconsolidated entities	3,372	2,605	1,674	1,223
Total NOI	$989,355	$950,298	$502,094	$489,458

2nd Quarter 2024 Earnings Release	32

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

	Six Months Ended June 30,		Quarter Ended June 30,
Rental income:	2024	2023	2024	2023
Residential same store	$1,376,668	$1,330,997	$691,798	$671,601
Non-Residential same store	55,897	52,860	26,371	26,183
Total same store	1,432,565	1,383,857	718,169	697,784
Non-same store/other	32,416	38,540	15,994	19,525
Total rental income	1,464,981	1,422,397	734,163	717,309
Operating expenses:
Residential same store	440,432	432,363	217,006	211,436
Non-Residential same store	15,005	14,358	7,519	7,245
Total same store	455,437	446,721	224,525	218,681
Non-same store/other	20,189	25,378	7,544	9,170
Total operating expenses	475,626	472,099	232,069	227,851
NOI:
Residential same store	936,236	898,634	474,792	460,165
Non-Residential same store	40,892	38,502	18,852	18,938
Total same store	977,128	937,136	493,644	479,103
Non-same store/other	12,227	13,162	8,450	10,355
Total NOI	$989,355	$950,298	$502,094	$489,458

New Lease Change – The net effective change in rent (inclusive of Leasing Concessions) for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Non-Residential – Consists of revenues and expenses from retail and public parking garage operations.

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2023 and 2024, plus any properties in lease-up and not stabilized as of January 1, 2023. Unless otherwise noted, includes both Residential and Non-Residential operations for these properties.

Percentage of Residents Renewing – Leases renewed expressed as a percentage of total renewal offers extended during the reporting period.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Pricing Trend – Weighted average of 12-month base rent including amenity amount less Leasing Concessions on 12-month signed leases for the reporting period.

Renewal Rate Achieved – The net effective change in rent (inclusive of Leasing Concessions) for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Residential – Consists of multifamily apartment revenues and expenses.

Same Store Operating Expenses:

Insurance – Includes third-party insurance premiums, broker fees and other insurance-related procurement fees along with an allocation of estimated uninsured losses.

On-site Payroll – Includes payroll and related expenses for on-site personnel including property managers, leasing consultants and maintenance staff.

Other On-site Operating Expenses – Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

Repairs and Maintenance – Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

Utilities – Represents gross expenses prior to any recoveries under the Resident Utility Billing System (“RUBS”). Recoveries are reflected in rental income.

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Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2023, less properties subsequently sold. Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented. Unless otherwise noted, includes both Residential and Non-Residential operations for these properties.

Same Store Residential Revenues – Revenues from our Residential Same Store Properties only presented on a GAAP basis which reflects the impact of Leasing Concessions on a straight-line basis.

Same Store Residential Revenues with Leasing Concessions on a cash basis is presented in Same Store Results and is considered by the Company to be a supplemental measure to Same Store Residential Revenues in conformity with GAAP to help investors evaluate the impact of both current and historical Leasing Concessions on GAAP-based Same Store Residential Revenues and to more readily enable comparisons to revenue as reported by other companies. Same Store Residential Revenues with Leasing Concessions on a cash basis reflects the impact of Leasing Concessions used in the period and allows an investor to understand the historical trend in cash Leasing Concessions.

% of Stabilized Budgeted NOI – Represents original budgeted 2024 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP. Amounts for partially owned consolidated and unconsolidated properties are presented at 100% of the project.

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt. The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade. However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Traffic – Consists of an expression of interest in an apartment by completing an in-person tour, self-guided tour or virtual tour that may result in an application to lease.

Transaction Accretion (Dilution) – Represents the spread between the Acquisition Cap Rate and the Disposition Yield.

Turnover – Total Residential move-outs (including inter-property and intra-property transfers) divided by total Residential apartment units.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Weighted Average Coupons – Contractual interest rate for each debt instrument weighted by principal balances as of June 30, 2024. In case of debt for which fair value hedges are in place, the rate payable under the corresponding derivatives is used in lieu of the contractual interest rate.

Weighted Average Rates – Interest expense for each debt instrument for the six months ended June 30, 2024 weighted by its average principal balance for the same period. Interest expense includes amortization of premiums, discounts and other comprehensive income on debt and related derivative instruments. In case of debt for which derivatives are in place, the income or expense recognized under the corresponding derivatives is included in the total interest expense for the period.

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